UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

NATHAN MILIKOWSKY
DANIEL MILIKOWSKY
NM GTI INVESTMENTS LLC
DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC
THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.
THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION
KAREN FINERMAN

DAVID R. JARDINI

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATHAN MILIKOWSKY
DANIEL MILIKOWSKY
NM GTI INVESTMENTS LLC
DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC
THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.
THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION
KAREN FINERMAN
DAVID R. JARDINI

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“SAVE GRAFTECH” SENDS LETTER TO GRAFTECH INTERNATIONAL SHAREHOLDERS

The Leading Proxy Advisory Firm, Institutional Shareholder Services, Recommends GrafTech Shareholders Vote FOR All Three “Save GrafTech” Director Nominees

NEW YORK, May 7, 2014 – Save GrafTech, an investor group led by Nathan Milikowsky, a holder of over 15 million shares of GrafTech International Ltd. (NYSE:  GTI), or over 11.2% of the common stock, announced today that it is sending a letter to GrafTech’s shareholders outlining the recommendation of Institutional Shareholder Services that GrafTech shareholders vote “FOR” all three of Save GrafTech’s highly qualified, independent director nominees: Karen Finerman, David Jardini and Nathan Milikowsky.

Included below is the full text of the letter to GrafTech’s shareholders:

May 7, 2014

Dear Fellow GrafTech Shareholder:

Late last week, Institutional Shareholder Services (“ISS”), the leading proxy advisory firm utilized by institutional investors on voting matters, recommended that GrafTech shareholders vote ”FOR” all three candidates nominated by “Save GrafTech” for election to GrafTech’s Board of Directors.  Noting that “GrafTech has meaningfully underperformed its peers in both the near and longer terms,” ISS concluded that Save GrafTech nominees Karen Finerman, David Jardini and Nathan Milikowsky have “substantial experience and skills” and the “financial acumen” necessary to correct this “troubled company.”

The ISS conclusion is correct and reflects thorough analysis of this situation. We urge you to vote FOR the election of all three Save GrafTech nominees by signing, dating, completing and promptly returning the BLUE proxy card today.

ISS Recognizes Save GrafTech’s Commitment to Improve Operations and Drive Shareholder Value

We are pleased to have the endorsement of ISS, whose subscribers include many of the largest institutional investors and whose views on corporate governance are sought by many leading public companies.  We are also gratified that ISS has acknowledged that the Company’s recent corporate governance changes are “reactive rather than heartfelt, and largely driven by the involvement of [Save GrafTech].”

ISS also recognized that, as GrafTech’s largest non-institutional stockholder, Nathan Milikowsky’s interests are clearly aligned with those of all other shareholders and he is highly qualified to drive change.  “Milikowsky’s interest in the success of the company appears well-aligned with shareholders” the proxy advisor observed, adding that, “even the board concedes” the “significant strengths” Mr. Milikowsky “would bring as a director of this troubled company.”

GrafTech Continues to Underperform Its Peer Group

ISS notes GrafTech’s underperformance and rejects the company’s excuses for it. The report states, “the decline of the company’s profitability, notably EBIT, EPS, cash flow, ROA and ROE, since 2008 is apparent.” ISS observed that management’s strategy of pinning its underperformance on a “long trough the industry is experiencing” is “less than convincing,” given that peers have been able to create real shareholder value during the same period. This failure is all the more striking given that the company has seen value erode “despite an investment of $1.5 billion – an amount equal to the company’s current market cap – in external acquisitions and internal capital expenditures since 2008.”

The GrafTech Board’s Behavior Raises Corporate Governance Concerns for ISS and Glass Lewis

We were also pleased with ISS’s reaction to GrafTech’s baseless allegations against Nathan Milikowsky and the “findings” of its dubious investigation. ISS notes that Save GrafTech’s offer of independent third-party review of

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existing evidence has been “rejected out of hand by a board which nonetheless continues to assert the evidence it has already gathered, but has not released to the accused or to shareholders, is compelling.”

GrafTech is “appalled” by the findings of ISS, a well-respected third party proxy advisory firm. However, at the same time, the company believes that not disclosing the findings of its internal investigation and not interviewing Mr. Milikowsky in the process is not only acceptable, but sufficient to remove him – GrafTech’s largest shareholder – from the Board.

It is telling that Glass Lewis, another proxy advisory firm, found the timing of the investigation and its subsequent report “somewhat suspicious,” given that the report “came approximately one month after Mr. Milikowsky suggested to the lead director that the former CEO of the company should be replaced.”

To ISS, the choice is clear:

“There is compelling reason for shareholders to support significant change at the board level.”

GrafTech has responded to the ISS voting recommendation by attacking ISS itself. In a press release dated May 5, 2014, GrafTech stated that it was “appalled by ISS’s mischaracterization of the steps the GrafTech Board properly took to investigate leaks of proprietary information.” What’s appalling, in Save GrafTech’s view, is the enormous erosion of shareholder value that the incumbent Board has overseen, and the smearing and bullying engaged in by GrafTech.  As ISS notes, “during the 3-year and 10-year periods ending on Jan. 24, 2014 the company’s [total shareholder return] has meaningfully underperformed the median performance of the graphite electrode peer group by 32 percentage points and 169 percentage points respectively.”

Shareholders should ask themselves the same questions that ISS asked:

1.	Has Save GrafTech made a compelling case that change is necessary?
2.	And if so, are Save GrafTech’s nominees more likely to effect the necessary change?

The answer to both of these questions is a resounding “YES.”

ISS describes Nathan Milikowsky and David Jardini as “well-suited” to address the lack of steel or graphite electrode industry experience, and that Karen Finerman’s “perspective as a professional investor” and her “financial acumen and attentiveness to shareholder communications” are “likely to enhance the board’s effectiveness with its shareholders.”

Ask yourself:  Which do you prefer – three highly qualified directors with financial, steel and graphite electrode industry experience who will bring fresh perspective and shareholder accountability to the Board or MORE OF THE SAME? The answer should be clear from this chart:

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Source: Capital IQ

Note: LTM Diluted EPS Excluding Extra Items; Q4 2013 and Q1 2014 EPS does not include the write-off from the Rationalization Plan

Time is Short! GrafTech’s 2014 Annual Meeting Will Be Held on Thursday, May 15

If you believe GrafTech cannot continue to execute on its disastrous pricing strategy, if you believe that GrafTech should strive to achieve its full operating potential, and if you believe that GrafTech can and should be the best and most efficiently run graphite electrode producer in America, we urge you to join with us in electing our three nominees to GrafTech’s Board of Directors by voting on the BLUE “Save GrafTech” proxy card today.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our three independent nominees only on our BLUE proxy card. So please make certain that the latest dated proxy card you return is the BLUE proxy card.

If you have any questions or need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting “Save GrafTech” with the solicitation of proxies from GrafTech shareholders, toll-free at (800) 628-8532.

Our nominees pledge to work constructively and tirelessly to advance the interests of all GrafTech shareholders. We thank you for your consideration and support.

Sincerely,

SAVE GRAFTECH

Our proxy statement and presentation are available at www.sec.gov and www.SaveGrafTech.com. We urge you to vote your BLUE proxy card FOR all three of Save GrafTech’s director nominees today.

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the BLUE proxy card, or need additional assistance, please contact the firm assisting us in the proxy solicitation:

D.F. King & Co., Inc.
Shareholders Call Toll-Free: (800) 628-8532

Banks and Brokers Call Collect: (212) 269-5550
Email: savegraftech@dfking.com

IMPORTANT
We urge you NOT to sign any WHITE proxy card sent to you by GRAFTECH

Media:

George Sard/Renée Soto/Jared Levy

Sard Verbinnen & Co

(212) 687-8080

Important information

On April 15, 2014 Nathan Milikowsky, Daniel Milikowsky, NM GTI Investments LLC, The Daniel Milikowsky Family Holdings, LLC, The Daniel and Sharon Milikowsky Family Foundation, Inc., and The Rebecca and Nathan Milikowsky Family Foundation (collectively, “Save GrafTech”) filed with the Securities and Exchange Commission (the “SEC”) and began distributing to the stockholders of GrafTech International, Ltd. (the “Company”) a definitive proxy statement and form of proxy (the “Proxy Statement”) in connection with the Company’s 2014 annual meeting of stockholders. SAVE GRAFTECH STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO CAREFULLY REVIEW THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO SAVE GRAFTECH’S PARTICIPANTS IN SUCH PROXY SOLICITATION. SAVE GRAFTECH’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV, or by CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: BANKS AND BROKERS CALL COLLECT: (212) 269-5550 AND ALL OTHERS, INCLUDING SHAREHOLDERS, CALL TOLL-FREE: (800) 628-8532.